Exhibit 11

                Statement re computation of per-share earnings


Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reported period. Diluted per share data includes any dilution from potential common stock outstanding, such as the exercise of stock options.

                          Nine Months Ended        Three Months Ended
                            September 30,              September 30,
                           2000         1999          2000        1999
                       ___________  ___________   ___________  ___________
Numerator:

  Net income(loss)     $10,871,000  $ 7,600,000   $ 3,368,000  $ 1,049,000
                       ===========  ===========   ===========   ==========

Denominator:
  Denominator for
   Basic income
    (loss)
    Per share -
    Weighted average
    Shares               7,181,693    7,209,775     7,171,198    7,190,040


Dilutive potential
  Common shares -
   Employee stock
   Options                   2,980       15,675         3,037       20,820
                       ___________  ___________   ___________  ___________

Denominator for
  Diluted earnings
  (loss) per share -
  Adjusted weighted
  Average shares         7,184,673    7,225,450     7,174,235    7,210,860
                      ============  ===========   ===========  ===========